EXHIBIT 10(ab)

SEVENTH MODIFICATION IN TERMS AGREEMENT

THIS SEVENTH MODIFICATION IN TERMS AGREEMENT (the “Modification”), dated effective as of June 30, 2005 (the “Effective Date”), is entered into by and among MPW Industrial Services Group, Inc. (“MPW Group”), each of the Subsidiaries of MPW Group listed on the Schedule of Subsidiary Borrowers attached hereto, the Lenders listed on the signature pages of this Modification, and JPMorgan Chase Bank, N.A., successor by merger to Bank One, NA (Main Office Columbus), as Administrative Agent and LC Issuer.

Background Information

A. Borrowers, Lenders, Administrative Agent and LC Issuer entered into a certain Credit Agreement, dated as of June 18, 2002, as amended by (i) a Modification In Terms Agreement, dated as of April 27, 2004, (ii) a Second Modification In Terms Agreement, dated as of August 6, 2004 (iii) a Third Modification In Terms Agreement, dated as of November 12 , 2004, (iv) a Fourth Modification In Terms Agreement, dated as of February 11 , 2005, (v) a Fifth Modification In Terms Agreement, dated as of March 31, 2005, and (vi) a Sixth Modification In Terms Agreement, dated as of May 12, 2005 (such credit agreement, as so amended, the “Agreement”).

B. Pursuant to the Agreement, Lenders have (i) agreed to extend Revolving Loans to Borrowers in the maximum principal amount of $35,000,000, and (ii) extended Term Loans to Borrowers in the original principal amount of $6,000,000.

C. Borrowers have requested that (i) the Facility Termination Date (which is the termination date of the Commitments of the Lenders to extend Revolving Loans to Borrowers) be extended from April 1, 2006 to January 1, 2008, (ii) the Term Loan Maturity Date be extended from April 1, 2006 to December 31, 2006, and (iii) certain other terms and provisions of the Agreement be modified, and the Lenders are willing to consent to the same, pursuant to the terms and conditions as set forth herein.

Provisions

NOW, THEREFORE, in consideration of their mutual agreements hereunder and under the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Administrative Agent, Borrowers, Lenders and LC Issuer hereby agree as follows:

1. Capitalized Terms. Except as otherwise defined herein, the capitalized terms used herein shall have the same meanings as set forth in the Agreement.

2. Modification of Certain Definitions. The definition of “Consolidated EBIT” is hereby amended in its entirety and replaced with the following definition, and a new definition, “Consolidated Income Taxes”, is added as follows:

“Consolidated EBIT” means Consolidated Net Income (x) plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense and (ii) Consolidated Income Taxes, (y) minus or plus, as the case may be, respectively, equity in earnings (loss) of Affiliates, net of tax, (z) plus, without duplication, all cash distributions actually received by any Borrower from such Affiliates, all calculated for the Borrowers and their Subsidiaries on a consolidated basis.

“Consolidated Income Taxes” means, with reference to any period, the taxes on income of the Borrowers and their Subsidiaries calculated on a consolidated basis for such period. For purposes hereof, Consolidated Income Taxes shall not include franchise taxes, and franchise taxes shall be included in general and administrative expenses.

3.	Modification of Terms.

(a) Reduction of Aggregate Revolving Commitment. The amount of the Aggregate Revolving Commitment is hereby reduced from $35,000,000 to $27,000,000 and is subject to further periodic reduction by an amount equal to $300,000 per fiscal quarter, with each such reduction being effective as of the last day of each fiscal quarter during the term hereof commencing on March 31, 2007. In furtherance of the foregoing, the following definition, as set forth in Article I of the Agreement, is hereby revised and replaced in its entirety by the following:

“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all the Revolving Lenders, as reduced from time to time pursuant to the terms hereof. The Aggregate Revolving Commitment is $27,000,000; provided, however, that said sum shall be automatically reduced periodically by an amount equal to $300,000 per fiscal quarter, with each such reduction being effective as of the last day of each fiscal quarter commencing March 31, 2007.

(b) Reduction of Revolving Commitments. The Revolving Commitment is hereby reduced commensurately with the reduction of the Aggregate Revolving Commitment and the following definition, as set forth in Article I of the Agreement, is hereby revised and replaced in its entirety by the following:

“Revolving Commitment” means, for each Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrowers in an aggregate amount not exceeding the amount set forth below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.3 or as otherwise modified from time to time pursuant to the terms hereof:

JPMorgan Chase Bank, N.A.	- $14,850,000; and
National City Bank	- $12,150,000.

(c) Extension of Facility Termination Date. The Facility Termination Date shall be extended from April 1, 2006 to January 1, 2008, and the following definition, as set forth in Article I of the Agreement, is hereby revised and replaced in its entirety by the following:

“Facility Termination Date” means January 1, 2008 or any later date as may be specified as the Facility Termination Date in accordance with Section 2.20 or any earlier date on which the Aggregate Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

(d) Extension of Term Loan Maturity Date. The Term Loan Maturity Date shall be extended from April 1, 2006 to December 31, 2006, and the following definition, as set forth in Article I of the Agreement, is hereby revised and replaced in its entirety by the following:

“Term Loan Maturity Date” means December 31, 2006.

(e) Continuation of Term Loan Payments. The quarterly principal installments payable with respect to the Term Loans shall continue uninterrupted and Section 2.3(ii) of the Agreement is hereby revised and replaced in its entirety by the following:

(ii) The principal of the Term Loans shall be payable in installments of $300,000 each, which shall be due and payable on each Payment Date, commencing with the first such date to occur after the date of this Agreement, and all remaining outstanding principal of the Term Loans shall be due and payable on the Term Loan Maturity Date.

(f) Increase to Facility LC Sublimit. The Facility LC Sublimit shall be increased from $5,500,000 to $6,000,000; provided, however, that the maximum amount of the Aggregate Outstanding Revolving Credit Exposure, including the Facility LC Sublimit as so increased, shall remain at $27,000,000. In furtherance of the foregoing, Section 2.19.1 of the Agreement is hereby revised and replaced in its entirety by the following:

2.19.1. Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue documentary and standby letters of credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrowers; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $6,000,000 and (ii) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance.

(g) Revised Pricing Schedule. The Schedule originally attached to the Agreement as the Pricing Schedule is hereby revised and replaced with the Revised Pricing Schedule attached hereto as Exhibit “A,” which is hereby incorporated into the Agreement in its entirety and shall for all purposes from the effective date hereof constitute the “Pricing Schedule.”

(h) Debt Service Coverage Ratio. The minimum debt service coverage ratio required under Section 6.25.1 of the Agreement is hereby modified, Section 6.25.1 of the Agreement is hereby deleted in its entirety, and the following Sections 6.25.1.1 and 6.25.1.2 are hereby added to the Agreement in replacement thereof:

6.25.1.1 Initial Debt Service Coverage Ratio. The Borrowers will not permit the ratio (“Initial DSCR”), determined as of the end of each of their fiscal quarters for the then most-recently ended four fiscal quarters from the date hereof through and including December 31, 2006 (at which time the Term Loans shall be paid in full), of (i) Consolidated EBITDA minus Adjusted Capital Expenditures, to (ii) the sum of (x) Consolidated Interest Expense, plus (y) Consolidated Income Taxes paid, plus (z) current maturities of long term Consolidated Funded Indebtedness, but excluding (A) the outstanding balance of the Revolving Loans and (B) the amount of the “balloon” payment due upon maturity of the Term Loan (being $1,499,475) to be less than:

(1)	1.20 to 1.00 for the fiscal quarter ending June 30, 2005; and

(2)	1.00 to 1.00 for the fiscal quarter ending September 30, 2005;

(3)	1.05 to 1.00 for the fiscal quarter ending December 31, 2005; and

(4)	1.20 to 1.00 for each fiscal quarter ending March 31, June 30, September 30 and December 31, 2006.

The Borrowers may restate the results of their fiscal quarters ended prior to September 30, 2005 to reflect the change in definitions of “Consolidated EBIT” and “Initial DSCR” and the new definition of “Consolidated Income Taxes” to the extent that such quarters are used in the calculation of Initial DSCR.”

6.25.1.2 Post-2006 Debt Service Coverage Ratio. The Borrowers will not permit the ratio (“Post-2006 DSCR”), determined as of the end of each of their fiscal quarters for the then most-recently ended four fiscal quarters commencing with the fiscal quarter ending March 31, 2007, of (i) Consolidated EBITDA minus Adjusted Capital Expenditures, to (ii) the sum of (A) Consolidated Interest Expense, plus (B) Consolidated Income Taxes paid, plus (C) current maturities of long term Consolidated Funded Indebtedness, but excluding the outstanding balance of the Revolving Loans, plus (D) the sum of $1,200,000, to be less than 1.20 to 1.00.

Further, the following terms shall, for purposes of calculating the Initial DSCR under Section 6.25.1.1 and the Post-2006 DSCR under 6.25.1.2, and, with respect to “Anticipated Purchases” for purposes of Section 6.16, have the meanings set forth below:

“Adjusted Capital Expenditures” means the greater of (herein, “Actual Capital Expenditures”): (i) LTM Capital Expenditures or (ii) fifty percent (50%) of LTM Depreciation Expense; adjusted as follows: for purposes of calculating the Initial DSCR as of the last day of June, September and December 2005, and as of March and June 2006, Actual Capital Expenditures made during the fiscal quarter ending June 30, 2005 shall be reduced by an amount equal to $729,000 and Actual Capital Expenditures made during the fiscal quarter ending September 30, 2005 shall be reduced by an amount equal to $2,286,000; provided, however, that no such adjustment shall be made unless Borrowers consummate the Anticipated Purchases.

“LTM Capital Expenditures” means Consolidated Capital Expenditures made in the prior 12 fiscal months.

“LTM Depreciation Expense” means Consolidated Depreciation Expense charged in the prior 12 fiscal months.

“Consolidated Depreciation Expense” means, with reference to any period, the depreciation expense of the Borrowers and their Subsidiaries calculated on a consolidated basis for such period.

“Anticipated Purchases” means the purchase by Borrowers of the Hi-Vac Supersucker for the Amren contract, the purchase of the Twin 500 HP Water Blasters, and the purchase of the King Air Aircraft, in amounts approximating $1,083,000, $953,000 and $750,000, respectively, during the fiscal quarter ending September 30, 2005.

The Borrowers may restate the results of their fiscal quarters ended prior to September 30, 2005 to reflect the change in definitions of “Consolidated EBIT”, the definitions set forth above in this Section 6.25.1.2, and the new definition of “Consolidated Income Taxes” to the extent that such quarters are used in the calculation of Post-2006 DSCR.

(i) Leverage Ratio. The maximum Leverage Ratio permitted under Section 6.25.2 is hereby modified, and Section 6.25.2 of the Agreement is hereby revised and replaced in its entirety by the following:

6.25.2. Leverage Ratio The Borrowers will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters, to be greater than:

(i)	2.75 to 1.00 for the fiscal quarter ended June 30, 2005;

(ii)	3.10 to 1.00 for the fiscal quarter ended September 30, 2005;

(iii)	2.90 to 1.00 for the fiscal quarter ended December 31, 2005; and

(iv)	2.75 to 1.00 for the fiscal quarter ended March 31, 2006 and for each fiscal quarter thereafter.

Further, notwithstanding anything contained in the Agreement to the contrary, the term Consolidated Funded Indebtedness shall have the meaning set forth below for purposes of calculating the Leverage Ratio:

“Consolidated Funded Indebtedness” means at any time the aggregate dollar amount of (i) Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time, plus (ii) Contingent Obligations of Borrowers and their Subsidiaries calculated on a consolidated basis. Outstanding Letters of Credit shall constitute Consolidated Funded Indebtedness and the obligations of MPW Group pursuant to Guaranties of Lease (as amended from time to time), dated April 1, 1999 and July 1999, in favor of Met Center Partners-3, Ltd. in connection with the lease by Pentagon Technologies, Inc. in Austin, Texas, shall not be a Contingent Obligation for purposes of the calculation of Consolidated Funded Indebtedness.

The Borrowers may restate the results of their fiscal quarters ended prior to September 30, 2005 to reflect the change in definitions of “Consolidated EBIT” and “Consolidated Funded Indebtedness” to the extent that such quarters are used in the calculation of the Leverage Ratio.

(j) Minimum Tangible Net Worth. The minimum Consolidated Tangible Net Worth which Borrowers are required to maintain is hereby modified, and Section 6.25.3 of the Agreement is hereby revised and replaced in its entirety by the following:

6.25.3. Minimum Tangible Net Worth. The Borrowers will at all times maintain Consolidated Tangible Net Worth of not less than the sum of (i) $15,000,000 plus (ii) (x) 60% of Consolidated Net Income earned in each fiscal quarter, beginning with the quarter ending June 30, 2005 (without deduction for losses), and (y) 100% of the net proceeds from the issuance and sale of equity securities of any Borrower or any Subsidiary, including proceeds from the exercise of employee stock options.

(k) Capital Expenditures. The maximum amount of permitted Consolidated Capital Expenditures is hereby modified and Section 6.16 of the Agreement is hereby revised and replaced in its entirety by the following:

6.16. Capital Expenditures. Each Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of the following amounts for Consolidated Capital Expenditures during any one fiscal year in the aggregate: (i) $8,200,000 during fiscal year 2006, inclusive of the Anticipated Purchases provided that the Anticipated Purchases are consummated during the fiscal quarter ending September 30, 2005; provided, further, that said sum ($8,200,000) shall be reduced by the aggregate amount of the Anticipated Purchases not consummated during the fiscal quarter ending September 30, 2005; and (ii) $6,500,000 during any fiscal year thereafter. If Consolidated Capital Expenditures are less than the foregoing permitted amounts (y) during fiscal year 2006, the unused available amount, and/or (z) during any fiscal year thereafter, the unused available amount up to $1,000,000, may be carried over to the following fiscal year for Consolidated Capital Expenditures; provided, in each case, that the Lenders consent to any such carry-over.

(l) Permitted Acquisitions. Acquisitions by Borrowers and their Subsidiaries permitted without the prior written consent of the Lenders shall be reduced and subpart (iv) of Section 6.14 of the Agreement is hereby revised and replaced in its entirety by the following:

(iv) Other Acquisitions in an aggregate amount not exceeding $2,000,000 during any fiscal year, which Acquisitions may include repurchases of outstanding shares of MPW Group in an aggregate amount not exceeding $250,000 during any fiscal year.

(m) Dividends and Distributions Prohibited. Dividends and distributions by the Borrowers and their Subsidiaries shall be restricted, and Section 6.10 of the Agreement is hereby revised and replaced in its entirety by the following:

6.10. Dividends. Each Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock or other ownership interest) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that any Subsidiary (including any Borrower) may declare and pay dividends or make distributions to MPW Group or to a Wholly-Owned Subsidiary, and MPW Group may repurchase outstanding shares of its capital stock in an aggregate amount not exceeding $250,000 during any fiscal year.

(n) Rentals Limited. The maximum permitted amount of rentals by Borrowers and their Subsidiaries in any fiscal year is hereby reduced and Section 6.17 of the Agreement is hereby revised and replaced in its entirety by the following:

6.17. Rentals. Each Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist obligations for Rentals in excess of $3,750,000 in the aggregate during any one fiscal year on a non-cumulative basis for the Borrowers and their Subsidiaries.

(o) Missouri Mortgage. On or before October 31, 2005, the applicable Borrower(s) shall execute and deliver such mortgages, deeds of trust or other appropriate instruments reasonably required by the Lenders, each in form and substance satisfactory to the Agent and Agent’s Counsel, pursuant to which a mortgage lien and security interest shall be granted in favor of Agent, for the ratable benefit of the Lenders, encumbering the real estate owned by such Borrower(s) and located in Sedalia, Missouri.

4. Conditions to Lender’s Obligations. The agreement of Lenders and LC Issuer to enter into this Modification, and for Lenders and LC Issuer to be bound by the terms hereof, are subject to the satisfaction of the following conditions precedent:

(a) Delivery of Documents. On or prior to the execution of this Modification, Administrative Agent shall have received such certificates, documents and other items as Administrative Agent, in its reasonable discretion, deems necessary or desirable.

(b) Representations and Warranties. The representations and warranties made by Borrowers in this Modification shall be true and correct in all material respects as of the date of this Modification.

(c) Loan Modification Fee. Borrower shall pay to Agent, for the ratable benefit of the Lenders, a loan modification and extension fee equal to $54,000.

5. Exhibits and Schedules. Each Borrower confirms and warrants that the information set forth in all schedules and exhibits, as amended by this Modification, to the Agreement is true, accurate and complete as of the date hereof.

6. Representations and Warranties; No Defaults. Each Borrower hereby represents and warrants to Lenders, LC Issuer and Administrative Agent that the following are true and correct as of the date of this Modification:

(a) except as otherwise disclosed to the Lenders, Administrative Agent and LC Issuer, the representations and warranties of each Borrower contained in the Agreement are true and correct on and as of the date of this Modification as if made on and as of such date, unless stated to relate to a specific earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date;

(b) except as otherwise disclosed to the Lenders, Administrative Agent and LC Issuer, all financial statements and information of Borrowers provided to Administrative Agent and Lenders are true, accurate and complete in all material respects as of the date of, and for the periods covered by, such financial statements and information;

(c) neither this Modification nor any other document, certificate or written statement furnished to Administrative Agent and/or Lenders or to special counsel to Administrative Agent by or on behalf of any Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading;

(d) each Borrower has full power and authority (i) to execute, deliver and perform this Modification, and (ii) to incur the obligations provided for herein and therein, all of which have been duly authorized by all necessary and proper action by each Borrower;

(e) no consent, waiver or authorization of, or filing with, any person, entity or governmental authority is required to be made or obtained by any Borrower in connection with the execution, delivery, performance, validity or enforceability of this Modification;

(f) this Modification constitutes the legal, valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms;

(g) giving effect to the changes to the Agreement contemplated by this Modification, no Unmatured Default nor Default has occurred and is continuing;

(h) no event has occurred which would have a Material Adverse Effect; and

(i) the execution and delivery by Borrowers of this Modification and the performance by Borrowers of this Modification and the transactions contemplated hereby: (i) do not and will not violate any law or regulation; (ii) do not and will not violate any order, decree or judgment by which any Borrower is bound; (iii) do not and will not violate or conflict with, result in a breach of or constitute (with notice, lapse of time, or otherwise) a default under any material agreement, mortgage, indenture or other contractual obligation to which any Borrower is a party, or by which any Borrower’s properties are bound; or (iv) do not and will not result in the creation or imposition of any lien upon any property or assets of any Borrower.

7. Reaffirmation of Liability. Subject to the terms and conditions contained herein, each Borrower hereby reaffirms its liability to Lender under the Agreement, the Collateral Documents, the Notes, the other Loan Documents and all other agreements and instruments executed by Borrowers for the benefit of Administrative Agent, Lenders or LC Issuer in connection with the Agreement and the Revolving Loans and the Term Loans (collectively, the “Bank Documents”). Without limiting the generality of the foregoing, each Borrower reaffirms all of its payment obligations, including with respect to the Revolving Loans and the Term Loans under the Agreement and the Notes and with respect to the LC Obligations. In addition, each Borrower agrees that Administrative Agent, each Lender and LC Issuer have performed all of their obligations under the Bank Documents and that none of Administrative Agent, any Lender or LC Issuer is in default under any obligation any of them has or ever did have to any Borrower under the Bank Documents or any other agreement. As a specific inducement and consideration to Lenders, Administrative Agent and LC Issuer to enter into this Modification and agree to the transactions contemplated hereby, each Borrower hereby waives and releases each Lender, Administrative Agent and LC Issuer, their respective officers, directors, employees and representatives, from any and all claims or causes of actions, if any, accruing on or before the date hereof and arising out of the past and/or present business relationship among each Borrower and each Lender, Administrative Agent or LC Issuer which any Borrower now has or may have or in the future may have against any Lender, Administrative Agent or LC Issuer or any of their respective officers, directors, employees or representatives.

8. Effectiveness of Modification. All of the terms, covenants and conditions of, and the obligations of Borrowers under, the Bank Documents shall remain in full force and effect as modified hereby.

9. Preservation of Existing Security Interests. Each mortgage, security interest, pledge, assignment, lien or other conveyance or encumbrance of any right, title, or interest in any property of any kind delivered to Administrative Agent for the benefit of Lenders at any time by any Borrower or any other Person in connection with the Bank Documents or to secure the performance of the obligations of Borrowers under the Bank Documents, including pursuant to the Collateral Documents, shall remain in full force and effect following the execution of this Modification. Each Borrower hereby authorizes the Lenders and the Administrative Agent to file all UCC financing statements, amendments of existing UCC financing statements and correction statements with respect to UCC financing statements and other documents that the Administrative Agent deems necessary or desirable in connection with any such security interests, including to file initial financing statements and amendments thereto that (x) indicate the collateral (i) as all assets and/or personal property of each Borrower or words of similar effect, regardless of whether any particular asset comprised in the collateral falls within the scope of Article 9 of the Ohio Uniform Commercial Code, or (ii) as being of an equal or lesser scope or with greater detail, and (y) provide any other information required by part 5 of Article 9 of the Ohio Uniform Commercial Code, for the sufficiency or filing office acceptance of any financing statement or amendment.

10. Expenses. Borrowers shall reimburse Administrative Agent for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for Administrative Agent and Lenders, which attorneys may be employees of Administrative Agent and Lenders) paid or incurred by Administrative Agent and Lenders in connection with the preparation, negotiation, execution, delivery, performance, review, amendment, modification, and administration of this Modification, the Agreement and the other Bank Documents. Borrowers also agree to reimburse Administrative Agent for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for Administrative Agent and Lenders, which attorneys may be employees of Administrative Agent and Lenders) paid or incurred by Administrative Agent and Lenders in connection with the collection and enforcement of the Agreement and the other Bank Documents.

11. Applicable Law. This Modification shall be construed in accordance with the internal laws (but without regard to the conflict of laws provisions) of the State of Ohio, but giving effect to federal laws applicable to national banks.

12. Severability. Any provision of this Modification that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

13. Counterparts. This Modification may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Amendments and Supplements. This Modification may not be amended or supplemented except by an instrument in writing executed by Borrowers and Administrative Agent.

15. Covenants to Survive, Binding Agreement. This Modification shall be binding upon and inure to the benefit of Borrowers, Lenders, Administrative Agent and LC Issuer and their respective successors or assigns; provided, however, that Borrowers may not assign or otherwise dispose of any of their rights or obligations hereunder.

16. Entire Agreement. This Modification embodies the entire agreement and understanding among Borrowers, Administrative Agent, Lenders and LC Issuer relating to, and supersedes all prior agreements and understandings among Borrowers, Administrative Agent, Lenders and LC Issuer relating to, the subject matter hereof.

17. Headings. The headings of the sections of this Modification are for convenience only and shall not affect the meaning or interpretation of this Modification.

18. Interpretation. This Modification is to be deemed to have been prepared jointly by the parties hereto, and any uncertainty or ambiguity existing herein shall not be interpreted against any party but shall be interpreted according to the rules for the interpretation of arm’s length agreements.

19. WAIVER OF JURY TRIAL. EACH BORROWER, ADMINISTRATIVE AGENT, LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

IN WITNESS WHEREOF, the parties hereto entered into this Modification to be effective as of the Effective Date.

BORROWERS:

MPW Industrial Services Group, Inc.

By:	/s/ Robert Valentine

Name:	Robert Valentine

Title:	VP-COO/CFO

Each of the Other Borrowers Listed on the Schedule of Subsidiary Borrowers

By:	/s/ Robert Valentine

Name:	Robert Valentine

Title:	VP-COO/CFO

[Signatures of Lenders, Administrative Agent and LC Issuer on Following Pages]

JPMorgan Chase Bank, N.A., a national banking
association and successor by merger to Bank One, NA (Main Office Columbus), as a Lender and as Administrative Agent and LC Issuer

By:	/s/ Geoffrey M. Eagleson
Geoffrey M. Eagleson, Senior Vice President

NATIONAL CITY BANK, a national banking association, as a Lender

By:	/s/ Robert C. Wolfinger
Robert C. Wolfinger, Senior Vice President

SCHEDULE OF SUBSIDIARY BORROWERS

Aquatech Environmental, Inc.

MPW Industrial Services, Inc.

MPW Management Services Corp.

MPW Industrial Water Services, Inc.

MPW Container Management Corp.

MPW Container Management Corp. of Michigan

MPW Industrial Services of Indiana, LLC

MPW Industrial Cleaning Corp.

EXHIBIT “A”

REVISED PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Eurodollar Rate	1.75%	2.00%	2.25%	2.50%
Floating Rate	0.125%	0.375%	0.625%	0.875%
APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Commitment Fee	0.35%	0.40%	0.45%	0.50%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrowers and their Subsidiaries delivered pursuant to Section 6.1(i) or (ii).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent Financials, the Leverage Ratio is less than 1.75 to 1.0.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrowers have not qualified for Level I Status and (ii) the Leverage Ratio is less than 2.25 to 1.0.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrowers have not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 2.75 to 1.0.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent financials, the Borrowers have not qualified for Level I Status, Level II Status or Level III Status, and an Event of Default has not occurred.